UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 4, 2013

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 541-7777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) and (e)

On June 4, 2013, Geno M. Iafrate, Executive Vice President, Regional Operations of Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), provided the Company with notice of his resignation as Executive Vice President, Regional Operations, effective June 14, 2013.

On June 7, 2013, the Company, PNK (Baton Rouge) Partnership, a Louisiana Partnership, PNK (Lake Charles), L.L.C., a Louisiana limited liability company, PNK (Bossier City), Inc., a Louisiana corporation, and Louisiana-I Gaming, a Louisiana Partnership in Commendam, entered into a Separation Agreement and General Release with Geno M. Iafrate, the Company’s Executive Vice President, Regional Operations (the “Separation Agreement”) in connection with Mr. Iafrate’s separation from the Company effective as of June 14, 2013 (the “Separation Date”).

The Separation Agreement provides that Mr. Iafrate’s separation will be treated as a termination by the Company without cause other than in connection with a change of control for all purposes under his employment agreement with the Company, except with respect to a covenant not to compete and certain other provisions. Under the Separation Agreement, Mr. Iafrate shall be entitled to salary continuation at the rate of his annual base salary of $525,000, payable in accordance with the Company’s regular salary payment schedule through December 31, 2013. Mr. Iafrate shall be entitled to receive accrued salary through the date of separation and to receive health benefits coverage and disability insurance coverage until December 31, 2013. Mr. Iafrate may exercise his vested stock options as of the Separation Date until June 13, 2014. In addition, Mr. Iafrate shall receive 8,723 restricted stock units, which were granted on March 8, 2013 and shall vest on December 31, 2013. The Separation Agreement includes customary waiver and release, non-competition, confidentiality and non-disparagement provisions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC.

(Registrant)

Date: June 7, 2013	By:	/s/ Elliot D. Hoops
Elliot D. Hoops
Vice President and Legal Counsel